Exhibit 99.1

News Release

Contact:
Steve Dale	H.D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 303-0784	(612) 303-0786	(612) 303-0783

U.S. BANCORP REPORTS RECORD NET INCOME FOR THE
FIRST QUARTER OF 2005

EARNINGS SUMMARY					Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Net income	$1,071	$1,056	$1,008	1.4	6.3
Earnings per share (diluted)	0.57	0.56	0.52	1.8	9.6

Return on average assets (%)	2.21	2.16	2.14
Return on average equity(%)	21.9	21.2	20.7
Efficiency ratio (%)	41.7	48.5	47.0

Dividends declared per share	$0.30	$0.30	$0.24	—	25.0
Book value per share (period-end)	10.43	10.52	10.23	(0.9)	2.0
Net interest margin (%)	4.08	4.20	4.29

     MINNEAPOLIS, April 19, 2005 — U.S. Bancorp (NYSE: USB) today reported net income of $1,071 million for the first quarter of 2005, compared with $1,008 million for the first quarter of 2004. Net income of $.57 per diluted share in the first quarter of 2005 was higher than the same period of 2004 by $.05 (9.6 percent). Return on average assets and return on average equity were 2.21 percent and 21.9 percent, respectively, for the first quarter of 2005, compared with returns of 2.14 percent and 20.7 percent, respectively, for the first quarter of 2004.

     U.S. Bancorp Chairman and Chief Executive Officer Jerry A. Grundhofer said, “Once again, I am pleased to announce record earnings for the first quarter of 2005, along with industry-leading returns on equity and assets. In addition, we returned 108 percent of earnings to our shareholders during the quarter in the form of dividends and share repurchases. Growth in our fee-based businesses, as well as continued improvement in credit quality, were the primary drivers of the Company’s earnings’ growth year-over-year. Fee revenue, excluding the impact of securities losses, grew by over 9 percent, with the payment services categories increasing over 15 percent, driven primarily by investments in the businesses and improvements in the economy. Deposit service charges increased by over 13 percent, driven primarily by increases in net new checking

U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

accounts. Commercial loan growth gained momentum as the quarter progressed, with period-end commercial loan outstandings increasing an annualized 16.1 percent from December 31, 2004. As we enter the second quarter, historically our strongest in producing linked-quarter revenue growth, we expect to achieve our target of 10 percent earnings per share growth for the full year 2005.

     “Although average commercial loan balances continued to show encouraging trends this quarter, growing 7.3 percent year-over-year and at an annualized rate of 8.4 percent over the fourth quarter of 2004, loan pricing remains competitive. Tighter credit spreads accounted for 6 of the 12 basis points drop in our net interest margin between the fourth quarter of 2004 and the current quarter. We will continue to compete aggressively on loan pricing, but will remain disciplined on credit structure. Our low-cost position in the industry and extensive fee-based product and service offerings that can be used to penetrate commercial relationships, give us pricing advantages over our competitors. We are confident that this approach to the market will allow us to best capitalize on the strengths of our franchise.

     “As many already know, customer service has been, and continues to be, an important focus in this Company. Customer service is our brand and we believe it distinguishes us from our competition. We have been measuring the results of our efforts for just over three years, and I am pleased to report that we have significantly increased the number of retail customers that we define as loyal customers based on their satisfaction with our service, the likelihood that they will remain with the Company and the likelihood that they will recommend U.S. Bank to their friends and relatives.

     “Looking ahead, we will continue to enhance this great franchise through growth initiatives designed specifically to increase our market penetration, introduce new products and services and expand our market presence, all the while remaining focused on providing great customer service and improving customer loyalty.

     “Finally, I want to thank all 51,000 of our employees for their hard work and dedication, and would like to recognize the nearly 24,000 employees that have been with our Company for five years or longer. We took time this past month to honor these employees for their contributions, as we believe that loyal and experienced employees provide the type of service that attracts and retains loyal customers.”

     The Company’s results for the first quarter of 2005 improved over the same period of 2004, as net income rose by $63 million (6.3 percent), primarily due to lower credit costs and growth in

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

fee-based products and services. During the first quarter of 2005, the Company recognized a $54 million reparation of its mortgage servicing rights (“MSR”) asset, reflecting rising longer-term interest rates in 2005, compared with the recognition of $109 million of MSR impairment in the first quarter of 2004. The yield on both 10-year Treasury Notes and 30-year Fannie Mae commitments increased approximately 26 to 34 basis points. The Company sold certain investment securities during the first quarter of 2005, resulting in net securities losses of $59 million. The Company realized no securities gains or losses in the first quarter of 2004. Also included in the first quarter of 2004 results was a $35 million expense charge related to the prepayment of certain debt and a $90 million reduction in income tax expense related to the resolution of federal tax examinations.

     Total net revenue on a taxable-equivalent basis for the first quarter of 2005 was $36 million (1.2 percent) higher than the first quarter of 2004, primarily reflecting 9.3 percent growth in fee-based revenue across the majority of fee categories. The expansion of the Company’s merchant acquiring business in Europe accounted for approximately 1.9 percent of the change in fee-based revenue year-over-year. Fee based revenue growth was offset somewhat by the unfavorable variances in securities gains (losses) and net interest income.

     Total noninterest expense in the first quarter of 2005 was $124 million (8.5 percent) lower than the first quarter of 2004, primarily reflecting the $163 million favorable change in the valuation of mortgage servicing rights and the $35 million debt prepayment expense that was taken in the first quarter of 2004. The expansion of the Company’s merchant acquiring business in Europe added approximately $31 million of expense. In addition, expenses reflected incremental investments in in-store branches, middle-market and community bankers, marketing initiatives and higher pension costs from a year ago.

     Provision for credit losses for the first quarter of 2005 was $172 million, a decrease of $63 million (26.8 percent) from the first quarter of 2004. The decrease in the provision for credit losses year-over-year reflected a decrease in total net charge-offs. Net charge-offs in the first quarter of 2005 were $172 million, compared with the fourth quarter of 2004 net charge-offs of $163 million and the first quarter of 2004 net charge-offs of $234 million. The decline in losses from a year ago was primarily the result of declining levels of stressed and nonperforming loans, continuing collection efforts and improving economic conditions. Total nonperforming assets declined to $665 million at March 31, 2005, from $748 million at December 31, 2004 (11.1

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

percent), and $1,047 million at March 31, 2004 (36.5 percent). The ratio of the allowance for credit losses to nonperforming loans was 404 percent at March 31, 2005, compared with 355 percent at December 31, 2004, and 258 percent at March 31, 2004.

INCOME STATEMENT HIGHLIGHTS					Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Net interest income	$1,751	$1,800	$1,779	(2.7)	(1.6)
Noninterest income	1,382	1,435	1,318	(3.7)	4.9

Total net revenue	3,133	3,235	3,097	(3.2)	1.2
Noninterest expense	1,331	1,579	1,455	(15.7)	(8.5)

Income before provision and income taxes	1,802	1,656	1,642	8.8	9.7
Provision for credit losses	172	64	235	nm	(26.8)

Income before income taxes	1,630	1,592	1,407	2.4	15.8
Taxable-equivalent adjustment	7	8	7	(12.5)	—
Applicable income taxes	552	528	392	4.5	40.8

Net income	$1,071	$1,056	$1,008	1.4	6.3

Diluted earnings per share	$0.57	$0.56	$0.52	1.8	9.6

Net Interest Income

     First quarter net interest income on a taxable-equivalent basis was $1,751 million, compared with $1,779 million recorded in the first quarter of 2004. Average earning assets for the period increased over the first quarter of 2004 by $6.9 billion (4.2 percent), primarily driven by a $3.8 billion (9.5 percent) increase in retail loans and a $2.5 billion (7.3 percent) increase in commercial loans, partially offset by a $1.9 billion (4.3 percent) decline in investment securities. The growth in earning assets contributed approximately $83 million of net interest income year-over-year. The positive impact of the growth in earning assets was more than offset by an unfavorable rate variance, which reduced net interest income by approximately $102 million. A reduction in the number of days in the first quarter of 2005 relative to the first quarter of 2004 and a slight decline in loan fees accounted for the remainder of the variance.

     Net interest income in the first quarter of 2005 was lower than the fourth quarter of 2004 by $49 million (2.7 percent). Average earning assets grew quarter-over-quarter by $2.4 billion

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

(1.4 percent). Growth in most loan categories, including a 2.0 percent increase in total commercial loans and increases in residential mortgages, retail loans and investment securities, drove the increase in average earning assets over the prior quarter. The growth in earning assets contributed approximately $24 million of additional net interest income quarter-over-quarter. The positive impact of the growth in earning assets was more than offset by an unfavorable rate variance, which reduced net interest income by approximately $52 million. Net interest income also declined by approximately $21 million due to fewer days in the first quarter of 2005 relative to the fourth quarter of 2004.

     The net interest margin in the first quarter of 2005 was 4.08 percent, compared with 4.29 percent in the first quarter of 2004. The decline in the net interest margin reflected the current lending environment, asset/liability management decisions and the impact of changes in the yield curve from a year ago. Since the first quarter of 2004, credit spreads have tightened by approximately 14 basis points across most lending products due to competitive pricing and a higher proportion of lower spread credit products. The net interest margin also declined due to higher short-term rates and asset/liability decisions designed to maintain a neutral rate risk position, including a 40 percent reduction in the net receive fixed swap position between March 31, 2004, and March 31, 2005. Lower prepayment fees also contributed to the year-over-year decline. Increases in the value of deposits and net free funds helped to partially offset these factors. The net interest margin in the first quarter of 2005 was 12 basis points lower than the net interest margin of 4.20 percent recorded in the fourth quarter of 2004. The decline in the net interest margin from the fourth quarter of 2004 reflected tighter credit spreads (6 basis points), due to increased competition, and changes in loan mix. Lower interest recoveries, higher short-term rates, asset/liability actions designed to maintain a neutral rate risk position and lower loan fees, partially offset by the higher value of deposits and net free funds, accounted for the remainder of the reduction.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

NET INTEREST INCOME					Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Components of net interest income
Income on earning assets	$2,442	$2,397	$2,265	$45	$177
Expense on interest-bearing liabilities	691	597	486	94	205

Net interest income	$1,751	$1,800	$1,779	$(49)	$(28)

Average yields and rates paid
Earning assets yield	5.69%	5.59%	5.47%	0.10%	0.22%
Rate paid on interest-bearing liabilities	1.97	1.72	1.45	0.25	0.52

Gross interest margin	3.72%	3.87%	4.02%	(0.15)%	(0.30)%

Net interest margin	4.08%	4.20%	4.29%	(0.12)%	(0.21)%

Average balances
Investment securities	$42,813	$42,315	$44,744	$498	$(1,931)
Loans	127,654	125,639	118,810	2,015	8,844
Earning assets	173,294	170,924	166,359	2,370	6,935
Interest-bearing liabilities	142,052	138,303	134,966	3,749	7,086
Net free funds*	31,242	32,621	31,393	(1,379)	(151)

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

AVERAGE LOANS					Table 4
($ in millions)
				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Commercial	$36,083	$35,348	$33,629	2.1	7.3
Lease financing	4,914	4,855	4,902	1.2	0.2

Total commercial	40,997	40,203	38,531	2.0	6.4

Commercial mortgages	20,268	20,286	20,554	(0.1)	(1.4)
Construction and development	7,236	7,360	6,556	(1.7)	10.4

Total commercial real estate	27,504	27,646	27,110	(0.5)	1.5

Residential mortgages	15,827	15,044	13,610	5.2	16.3

Credit card	6,417	6,347	5,878	1.1	9.2
Retail leasing	7,198	7,087	6,192	1.6	16.2
Home equity and second mortgages	14,844	14,711	13,376	0.9	11.0
Other retail	14,867	14,601	14,113	1.8	5.3

Total retail	43,326	42,746	39,559	1.4	9.5

Total loans	$127,654	$125,639	$118,810	1.6	7.4

     Average loans for the first quarter of 2005 were $8.8 billion (7.4 percent) higher than the first quarter of 2004, driven by growth in average retail loans of $3.8 billion (9.5 percent), residential mortgages of $2.2 billion (16.3 percent) and total commercial loans of $2.5 billion (6.4 percent). Total commercial real estate loans also increased slightly year-over-year by $394 million (1.5 percent) relative to the first quarter of 2004. Average loans for the first quarter of 2005 were higher than the fourth quarter of 2004 by $2.0 billion (1.6 percent), reflecting growth in substantially all loan categories.

     Average investment securities in the first quarter of 2005 were $1.9 billion (4.3 percent) lower than in the first quarter of 2004. The decline principally reflected the repositioning of the investment portfolio in mid-2004 as part of asset/liability risk management decisions to acquire variable rate and shorter-term fixed securities while selling more longer-term fixed rate mortgage-backed securities. Investment securities at March 31, 2005, were $2.3 billion lower than at March 31, 2004, but $1.6 billion higher than the balance at December 31, 2004. During the first quarter of 2005, the Company retained its mix of approximately 39 percent variable rate securities while

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

investing in some principal-only and fixed-rate securities to economically hedge the MSR portfolio against a flattening yield curve.

AVERAGE DEPOSITS					Table 5

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Noninterest-bearing deposits	$28,417	$29,841	$29,025	(4.8)	(2.1)
Interest-bearing deposits
Interest checking	23,146	21,630	20,948	7.0	10.5
Money market accounts	30,264	30,955	34,397	(2.2)	(12.0)
Savings accounts	5,968	5,776	5,898	3.3	1.2

Savings products	59,378	58,361	61,243	1.7	(3.0)
Time certificates of deposit less than $100,000	12,978	12,794	13,618	1.4	(4.7)
Time deposits greater than $100,000	18,650	15,448	12,133	20.7	53.7

Total interest-bearing deposits	91,006	86,603	86,994	5.1	4.6

Total deposits	$119,423	$116,444	$116,019	2.6	2.9

     Average noninterest-bearing deposits for the first quarter of 2005 were lower than the first quarter of 2004 by $608 million (2.1 percent). The year-over-year change in the average balance of noninterest-bearing deposits was impacted by product changes in the Consumer Banking business line. In late 2004, the Company migrated approximately $1.3 billion of noninterest-bearing deposit balances to interest checking accounts as an enhancement to its Silver Elite Checking product. Average branch-based noninterest-bearing deposits in the first quarter of 2005, excluding the migration of certain high-value customers to Silver Elite Checking, were higher by approximately $599 million (5.4 percent) over the same quarter of 2004, as net new checking account growth continued to gain momentum. Average noninterest-bearing deposits in other areas, including commercial banking, private client, corporate trust, and mortgage, also increased year-over-year. These favorable variances were offset, however, by expected declines in average noninterest-bearing deposits in corporate banking as business customers utilize their excess liquidity.

     Average total savings products declined year-over-year by $1.9 billion (3.0 percent), principally due to a reduction in average money market account balances, partially offset by higher

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

interest checking and savings accounts balances. Average branch-based interest checking deposits increased by $2.6 billion (18.0 percent) over the same quarter of 2004, in part, due to the change in the Silver Elite Checking product, as well as new account growth. Average branch-based interest checking deposits, excluding Silver Elite Checking, were higher by approximately $1.3 billion (9.2 percent) year-over-year. This positive variance in branch-based interest checking account deposits was partially offset by reductions in other areas, including broker dealer and institutional trust. Average money market account balances declined by $4.1 billion (12.0 percent) year-over-year, with the largest declines in government banking, national corporate banking, and the branches. These reductions were partially offset by strong growth in corporate trust deposits. The overall decrease in average money market account balances year-over-year was the result of the Company’s decision to lag deposit pricing, given modest loan growth and excess liquidity throughout 2004. A portion of the money market balances migrated to time deposits greater than $100,000 as rates increased on the time deposit products.

     Average time certificates less than $100,000 were lower in the first quarter of 2005 than the first quarter of 2004 by $640 million (4.7 percent), as older, higher rate certificates continued to mature. This reduction was more than offset by an increase year-over-year of average time deposits greater than $100,000, most notably in corporate banking.

     Average noninterest-bearing deposits for the first quarter of 2005 were $1.4 billion (4.8 percent) lower than the fourth quarter of 2004. Average noninterest-bearing deposits were somewhat impacted quarter-over-quarter by the change in the Silver Elite Checking product. Average branch-related products, excluding Silver Elite Checking, declined by approximately $212 million (1.8 percent) quarter-over-quarter. Average savings products were higher in the current quarter than the fourth quarter of 2004 by $1.0 billion (1.7 percent), primarily due to increases in interest checking, partially driven by the Silver Elite Checking product switch from noninterest- bearing accounts to interest checking accounts. Average branch-related interest checking balances, excluding Silver Elite Checking, rose by 2.4 percent in the first quarter of 2005 over the prior quarter. Average money market account balances declined by $691 million (2.2 percent) as the Company continued to lag deposit pricing. Time certificates of deposit less than $100,000 increased modestly from the fourth quarter of 2004, while time deposits greater than $100,000 rose by $3.2 billion (20.7 percent), primarily due to growth in foreign branch time deposits and corporate banking customer balances.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

NONINTEREST INCOME					Table 6

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Credit and debit card revenue	$154	$184	$142	(16.3)	8.5
Corporate payment products revenue	107	101	95	5.9	12.6
ATM processing services	47	43	42	9.3	11.9
Merchant processing services	178	181	141	(1.7)	26.2
Trust and investment management fees	247	241	249	2.5	(0.8)
Deposit service charges	210	212	185	(0.9)	13.5
Treasury management fees	107	110	118	(2.7)	(9.3)
Commercial products revenue	96	108	110	(11.1)	(12.7)
Mortgage banking revenue	102	96	94	6.3	8.5
Investment products fees and commissions	39	37	39	5.4	—
Securities losses, net	(59)	(21)	—	nm	nm
Other	154	143	103	7.7	49.5

Total noninterest income	$1,382	$1,435	$1,318	(3.7)	4.9

Noninterest Income

     First quarter noninterest income was $1,382 million, an increase of $64 million (4.9 percent) from the same quarter of 2004, but $53 million (3.7 percent) lower than the fourth quarter of 2004. The increase in noninterest income over the first quarter of 2004 was driven by favorable variances in the majority of fee income categories, slightly offset by a $59 million increase in losses on the sale of securities. Credit and debit card revenue and corporate payment products revenue were both higher in the first quarter of 2005 than the first quarter of 2004 by $12 million, or 8.5 percent and 12.6 percent, respectively. The growth in credit and debit card revenue was driven by higher transaction volumes and rate changes. The corporate payment products revenue growth reflected growth in sales, card usage, rate changes and the recent acquisition of a small fleet card business. ATM processing services revenue was higher by $5 million (11.9 percent) in the first quarter of 2005 than the same quarter of the prior year due to increases in transaction volumes and sales. Merchant processing services revenue was higher in the first quarter of 2005 than the same quarter of 2004 by $37 million (26.2 percent), reflecting an increase in same store sales volume, new business, higher equipment fees, and the recent expansion of the Company’s

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

merchant acquiring business in Europe. The recent European acquisitions accounted for approximately $26 million of the total increase. Deposit service charges were higher year-over-year by $25 million (13.5 percent) due to account growth, revenue enhancement initiatives and transaction-related fees. The favorable variance year-over-year in mortgage banking revenue of $8 million (8.5 percent) was primarily due to higher loan servicing revenue. Other income was higher by $51 million (49.5 percent), primarily due to higher income from equity investments relative to the same quarter of 2004. Partially offsetting these positive variances year-over-year were commercial products revenue, treasury management fees and trust and investment management fees, which declined by $14 million (12.7 percent), $11 million (9.3 percent), and $2 million (.8 percent), respectively. Commercial products revenue declined due to reductions in loan syndication fees and leasing revenues. The decrease in treasury management fees was primarily due to higher earnings credit on customers’ compensating balances. Trust and investment management fees declined as revenues generated by favorable equity market valuations and core balance growth were more than offset by a change in the mix of fund balances and customers’ migration from paying for services with fees to paying with compensating balances.

     Noninterest income was lower in the first quarter of 2005 than the fourth quarter of 2004 by $53 million (3.7 percent), primarily due to a $38 million unfavorable change in gains (losses) on the sale of securities and seasonally lower credit and debit card revenue, merchant processing services revenue and deposit services charges, in addition to declines in commercial products revenue and treasury management fees. Credit and debit card revenue and merchant processing services declined by $30 million (16.3 percent) and $3 million (1.7 percent), respectively, reflecting seasonally lower consumer spending after the holidays. Deposit service charges were lower by $2 million (.9 percent) in the first quarter of 2005 compared with the fourth quarter of 2004, also reflecting the seasonality of transaction-related fees. Commercial products revenue was lower quarter-over-quarter due to reductions in loan syndication fees, leasing revenue and international product revenue, while treasury management fees were lower in the current quarter by $3 million (2.7 percent) than the prior quarter, primarily due to higher interest earnings credits being received by customers that are maintaining compensating balances and fewer business processing days. Offsetting these negative variances were increases in corporate payment products revenue, ATM processing services, trust and investment management fees, mortgage banking revenue, investment products fees and commissions and other income. Corporate

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

payment products revenue was higher quarter-over-quarter by $6 million (5.9 percent), primarily due to stronger transaction volumes and the acquisition of a small fleet card business. ATM processing services revenue was higher than the prior quarter by $4 million (9.3 percent), primarily due to new ATM installs and one-time incentive payments. The $6 million (2.5 percent) increase in trust and investment management fees in the first quarter of 2005 over the prior quarter was primarily due to the impact of higher equity market valuations and core account growth. Mortgage banking revenue rose quarter-over-quarter by $6 million (6.3 percent), as a result of higher originations and sales. Investment products fees and commissions increased by $2 million (5.4 percent) quarter-over-quarter due to higher investment sales. Other income increased by $11 million (7.7 percent) in the first quarter of 2005 primarily due to higher revenue from equity investments relative to the fourth quarter of 2004.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

NONINTEREST EXPENSE					Table 7

($ in millions)				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q05 vs	1Q05 vs
	2005	2004	2004	4Q04	1Q04

Compensation	$567	$579	$536	(2.1)	5.8
Employee benefits	116	98	100	18.4	16.0
Net occupancy and equipment	154	163	156	(5.5)	(1.3)
Professional services	36	45	32	(20.0)	12.5
Marketing and business development	43	49	35	(12.2)	22.9
Technology and communications	106	116	102	(8.6)	3.9
Postage, printing and supplies	63	65	62	(3.1)	1.6
Other intangibles	71	161	226	(55.9)	(68.6)
Debt prepayment	—	113	35	nm	nm
Other	175	190	171	(7.9)	2.3

Total noninterest expense	$1,331	$1,579	$1,455	(15.7)	(8.5)

Noninterest Expense

     First quarter noninterest expense totaled $1,331 million, a decrease of $124 million (8.5 percent) from the same quarter of 2004 and a $248 million (15.7 percent) decrease from the fourth quarter of 2004. The decrease in expense year-over-year was primarily driven by the $163 million favorable change in the valuation of mortgage servicing rights, as well as the decrease of $35 million in debt prepayment charges relative to the first quarter of 2004. Offsetting these favorable variances were increases in compensation, employee benefits, professional services, marketing and business development, technology and communications, postage, printing and supplies and other expense. Included in the first quarter of 2005 was approximately $31 million related to the recent European acquisitions completed during 2004. Compensation expense was higher year-over-year by $31 million (5.8 percent), principally due to business expansion of in-store branches, investments in commercial and community bankers, and the expansion of the Company’s merchant acquiring business in Europe and other initiatives. Employee benefits increased year-over-year by $16 million (16.0 percent), primarily as a result of higher pension expense and payroll taxes. Professional services and marketing and business development were higher in the first quarter of 2005 than the first quarter of 2004 by $4 million (12.5 percent) and $8 million (22.9

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

percent), respectively, due to general growth in business activity and timing of marketing programs. Technology and communications expense rose by $4 million (3.9 percent), reflecting technology investments that increased software expense amortization, in addition to outside data processing. Other expense was higher in the first quarter than the same quarter of 2004 by $4 million (2.3 percent), primarily due to increases in loan-related expense, affordable housing operating costs and processing costs for payment services products, the result of increases in transaction volume year-over-year.

     Noninterest expense in the first quarter of 2005 was lower than the fourth quarter of 2004 by $248 million (15.7 percent). The decrease in noninterest expense in the first quarter of 2005 from the fourth quarter of 2004 was primarily driven by the $113 million debt prepayment charge taken in the fourth quarter of 2004, as well as an $86 million favorable change in the valuation of mortgage servicing rights quarter-over-quarter. Favorable variances were also recorded in substantially all other expense categories. The decrease in compensation expense of $12 million (2.1 percent) in the first quarter from the prior quarter was primarily due to higher deferred compensation costs in the fourth quarter of 2004. The quarter-over-quarter decrease in net occupancy and equipment costs of $9 million (5.5 percent) primarily reflected lower depreciation and building maintenance services. Professional services expense, marketing and business development and technology and communications declined quarter-over-quarter by $9 million (20.0 percent), $6 million (12.2 percent) and $10 million (8.6 percent), respectively. The variance in professional services fees primarily reflected higher year-end activity in the fourth quarter of 2004 related to business activity, regulatory compliance, tax-related costs, and affordable housing, while lower marketing and business development reflected the timing of marketing programs. Technology and communications declined relative to the prior quarter due to a write-off of capitalized software replaced during the fourth quarter of 2004. The positive variance in postage, printing and supplies quarter-over-quarter primarily reflected the new account-related expense in the fourth quarter of 2004. Other expense was lower in the first quarter of 2005 than the fourth quarter of 2004, primarily due to lower fraud losses, loan expense and affordable housing operating costs. Offsetting these decreases in expense was an unfavorable change in employee benefits of $18 million (18.4 percent), primarily due to timing of payroll taxes and 401K expense.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	1Q	4Q	3Q	2Q	1Q
	2005	2004	2004	2004	2004

Balance, beginning of period	$2,269	$2,370	$2,370	$2,370	$2,369

Net charge-offs
Commercial	14	8	2	36	54
Lease financing	13	10	19	19	21

Total commercial	27	18	21	55	75
Commercial mortgages	4	9	3	2	4
Construction and development	2	1	3	—	5

Total commercial real estate	6	10	6	2	9

Residential mortgages	9	8	7	7	7

Credit card	65	61	65	63	63
Retail leasing	8	9	9	10	11
Home equity and second mortgages	17	18	18	20	20
Other retail	40	39	40	47	49

Total retail	130	127	132	140	143

Total net charge-offs	172	163	166	204	234
Provision for credit losses	172	64	166	204	235
Acquisitions and other changes	—	(2)	—	—	—

Balance, end of period	$2,269	$2,269	$2,370	$2,370	$2,370

Components
Allowance for loan losses	$2,082	$2,080	$2,184	$2,190	$2,186
Liability for unfunded credit commitments	187	189	186	180	184

Total allowance for credit losses	$2,269	$2,269	$2,370	$2,370	$2,370

Gross charge-offs	$231	$235	$260	$274	$305
Gross recoveries	$59	$72	$94	$70	$71

Net charge-offs to average loans (%)	0.55	0.52	0.54	0.68	0.79

Allowance as a percentage of:
Period-end loans	1.76	1.80	1.90	1.93	1.98
Nonperforming loans	404	355	337	299	258
Nonperforming assets	341	303	294	260	226

Credit Quality

     The allowance for credit losses was $2,269 million at March 31, 2005, equal to the allowance for credit losses at December 31, 2004, and lower than the allowance for credit losses of $2,370

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

million at March 31, 2004. The ratio of the allowance for credit losses to period-end loans was 1.76 percent at March 31, 2005, compared with 1.80 percent at December 31, 2004, and 1.98 percent at March 31, 2004. The ratio of the allowance for credit losses to nonperforming loans was 404 percent at March 31, 2005, compared with 355 percent at December 31, 2004, and 258 percent at March 31, 2004. Total net charge-offs in the first quarter of 2005 were $172 million, compared with the fourth quarter of 2004 net charge-offs of $163 million and the first quarter of 2004 net charge-offs of $234 million.

     Commercial and commercial real estate loan net charge-offs were $33 million for the first quarter of 2005, or .20 percent of average loans outstanding, compared with $28 million, or .16 percent of average loans outstanding, in the fourth quarter of 2004 and $84 million, or .51 percent of average loans outstanding, in the first quarter of 2004. The decline in net charge-offs continues to be broad-based across most industries within the commercial loan portfolio.

     Retail loan net charge-offs of $130 million in the first quarter of 2005 were $3 million (2.4 percent) higher than the fourth quarter of 2004 and $13 million (9.1 percent) lower than the first quarter of 2004. Retail loan net charge-offs as a percent of average loans outstanding were 1.22 percent in the first quarter of 2005, compared with 1.18 percent and 1.45 percent in the fourth quarter of 2004 and first quarter of 2004, respectively. Lower levels of retail loan net charge-offs principally reflected the Company’s ongoing improvement in collection efforts and risk management.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

CREDIT RATIOS					Table 9

(Percent)	1Q	4Q	3Q	2Q	1Q
	2005	2004	2004	2004	2004

Net charge-offs ratios*
Commercial	0.16	0.09	0.02	0.42	0.65
Lease financing	1.07	0.82	1.56	1.58	1.72
Total commercial	0.27	0.18	0.21	0.56	0.78

Commercial mortgages	0.08	0.18	0.06	0.04	0.08
Construction and development	0.11	0.05	0.17	—	0.31
Total commercial real estate	0.09	0.14	0.09	0.03	0.13

Residential mortgages	0.23	0.21	0.19	0.20	0.21

Credit card	4.11	3.82	4.21	4.23	4.31
Retail leasing	0.45	0.51	0.52	0.62	0.71
Home equity and second mortgages	0.46	0.49	0.50	0.58	0.60
Other retail	1.09	1.06	1.09	1.31	1.40
Total retail	1.22	1.18	1.26	1.38	1.45

Total net charge-offs	0.55	0.52	0.54	0.68	0.79

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.06	0.05	0.05	0.05	0.06
Commercial real estate	0.02	—	0.01	0.01	0.01
Residential mortgages	0.41	0.46	0.46	0.50	0.56
Retail	0.43	0.47	0.47	0.48	0.54
Total loans	0.22	0.23	0.23	0.24	0.27

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	0.84	0.99	1.14	1.37	1.67
Commercial real estate	0.68	0.73	0.75	0.76	0.85
Residential mortgages	0.66	0.74	0.77	0.79	0.87
Retail	0.47	0.51	0.51	0.52	0.59
Total loans	0.66	0.74	0.80	0.88	1.03

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the first quarter of 2005 reflected the Company’s ongoing efforts to reduce the overall risk profile of the organization.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

ASSET QUALITY					Table 10

($ in millions)
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2005	2004	2004	2004	2004

Nonperforming loans
Commercial	$254	$289	$348	$416	$511
Lease financing	70	91	91	111	116

Total commercial	324	380	439	527	627
Commercial mortgages	159	175	166	164	185
Construction and development	21	25	35	41	44

Commercial real estate	180	200	201	205	229
Residential mortgages	41	43	46	42	42
Retail	16	17	17	18	20

Total nonperforming loans	561	640	703	792	918

Other real estate	66	72	69	70	76
Other nonperforming assets	38	36	33	49	53

Total nonperforming assets*	$665	$748	$805	$911	$1,047

Accruing loans 90 days or more past due	$285	$294	$292	$293	$319

Nonperforming assets to loans plus ORE (%)	0.52	0.59	0.64	0.74	0.87

*	does not include accruing loans 90 days or more past due

     Nonperforming assets at March 31, 2005, totaled $665 million, compared with $748 million at December 31, 2004, and $1,047 million at March 31, 2004. The ratio of nonperforming assets to loans and other real estate was .52 percent at March 31, 2005, compared with .59 percent at December 31, 2004, and .87 percent at March 31, 2004.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

CAPITAL POSITION					Table 11

($ in millions)	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2005	2004	2004	2004	2004

Total shareholders’ equity	$19,208	$19,539	$19,600	$18,675	$19,452
Tier 1 capital	14,943	14,720	14,589	14,294	14,499
Total risk-based capital	23,099	22,352	21,428	21,255	21,559

Common equity to assets	9.7%	10.0%	10.2%	9.8%	10.1%
Tangible common equity to assets	6.2	6.4	6.4	6.3	6.4
Tier 1 capital ratio	8.6	8.6	8.7	8.7	8.9
Total risk-based capital ratio	13.3	13.1	12.7	12.9	13.3
Leverage ratio	7.9	7.9	7.9	7.8	8.0

     Total shareholders’ equity was $19.2 billion at March 31, 2005, compared with $19.5 billion at March 31, 2004. The decrease was the result of corporate earnings offset by share buybacks and dividends.

     Tangible common equity to assets was 6.2 percent at March 31, 2005, compared with 6.4 percent at December 31, 2004, and at March 31, 2004. The Tier 1 capital ratio was 8.6 percent at March 31, 2005, and at December 31, 2004, compared with 8.9 percent at March 31, 2004. The total risk-based capital ratio was 13.3 percent at March 31, 2005, compared with 13.1 percent at December 31, 2004, and 13.3 percent at March 31, 2004. The leverage ratio was 7.9 percent at March 31, 2005, and at December 31, 2004, compared with 8.0 percent at March 31, 2004. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

COMMON SHARES					Table 12

(Millions)	1Q	4Q	3Q	2Q	1Q
	2005	2004	2004	2004	2004

Beginning shares outstanding	1,858	1,871	1,884	1,901	1,923

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	7	6	4	12
Shares repurchased	(20)	(20)	(19)	(21)	(34)

Ending shares outstanding	1,842	1,858	1,871	1,884	1,901

     On December 21, 2004, the Board of Directors of U.S. Bancorp approved an authorization to repurchase up to 150 million shares of outstanding common stock during the following 24 months. This repurchase program replaced the Company’s previous program. During the first quarter of 2005, the Company repurchased 20 million shares of common stock under these authorizations. As of March 31, 2005, there were approximately 125 million shares remaining to be repurchased under the current authorization.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

LINE OF BUSINESS FINANCIAL PERFORMANCE*						Table 13

($ in millions)
	Net Income			Percent Change		1Q 2005
	1Q	4Q	1Q	1Q05 vs	1Q05 vs	Earnings
Business Line	2005	2004	2004	4Q04	1Q04	Composition

Wholesale Banking	$270	$284	$240	(4.9)	12.5	25%
Consumer Banking	405	370	260	9.5	55.8	38
Private Client, Trust and Asset Management	114	102	104	11.8	9.6	11
Payment Services	164	181	152	(9.4)	7.9	15
Treasury and Corporate Support	118	119	252	(0.8)	(53.2)	11

Consolidated Company	$1,071	$1,056	$1,008	1.4	6.3	100%

*	preliminary data

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities. These allocated expenses are reported as net shared services expense. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2005, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $270 million of the Company’s net income in the first quarter of 2005, a 12.5 percent

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

increase over the same period of 2004, but a 4.9 percent decrease from the fourth quarter of 2004. The increase in Wholesale Banking’s first quarter 2005 contribution over the first quarter of 2004 was primarily the result of favorable variances in total net revenue (3.9 percent) and the provision for credit losses, which benefited from a $31 million decline in net charge-offs quarter-over-quarter. Offsetting these positive variances was an increase in total noninterest expense of 3.4 percent. Total net revenue in the first quarter of 2005 included positive changes in both net interest income (2.1 percent) and noninterest income (10.1 percent). The increase in net interest income was primarily due to an increase in average loans outstanding and wider deposit spreads, partially offset by tighter credit spreads. The increase in noninterest income was primarily the result of growth in other revenue related to equity investments, partially offset by reductions in commercial products revenue and treasury management fees. The decline in commercial products revenue (15.1 percent) was driven by lower loan syndication fees and leasing revenue, while treasury management fees were lower (10.7 percent) year-over-year due to higher earnings credit on customers’ compensating balances. Wholesale Banking’s unfavorable variance in total noninterest expense year-over-year was primarily the result of higher compensation and employee benefits and net shared services expense. The decrease in Wholesale Banking’s contribution to net income in the first quarter of 2005 from the fourth quarter of 2004 was the result of unfavorable variances in total net revenue (3.5 percent) and the provision for credit losses, partially offset by a decline in total noninterest expense (5.6 percent). Total net revenue was lower on a linked quarter basis, with reductions in both net interest income (3.4 percent) and noninterest income (1.8 percent). The unfavorable variance quarter-over-quarter in net interest income was primarily attributed to tighter credit spreads, partially offset by wider deposit spreads and an increase in average loans outstanding. The decrease in noninterest income quarter-over-quarter was primarily due to unfavorable variances in commercial products revenue and treasury management fees, partially offset by an increase in other income. The decrease in total noninterest expense was principally due to lower net shared services and other expense, partially offset by higher compensation and employee benefits. Net charge-offs of $3 million in the first quarter of 2005, compared with net recoveries of $8 million in the fourth quarter of 2004, drove the unfavorable variance in the provision for credit losses from the prior quarter.

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $405 million of the Company’s net income in the first quarter of 2005, a 55.8 percent increase over the same period of 2004 and a 9.5 percent increase over the fourth quarter of 2004. During the first quarter, the retail banking business segment grew net income by 26.4 percent and 5.3 percent over the first quarter of 2004 and the fourth quarter of 2004, respectively. The contribution of the mortgage banking business also increased over the previous reporting periods. The increase in the mortgage banking business’s contribution over the first quarter of 2004 was primarily the result of a reduction in total noninterest expense, driven by the $163 million favorable change in MSR valuation. Fee-based revenue related to mortgage production and servicing improved year-over-year by 7.4 percent. The increase in total noninterest expense, excluding the change in MSR valuation, was primarily due to an increase in other intangible amortization, the result of the growing servicing portfolio. The mortgage banking business line’s contribution rose in the first quarter of 2005 over the previous quarter, primarily due to the favorable change in the MSR valuation net of offsetting securities gains (losses).

     For the Consumer Banking business, as a whole, the favorable variance in MSR valuation year-over-year of $163 million was only partially offset by a $54 million unfavorable variance in gains (losses) on the sale of securities year-over-year. Total net revenue was higher than the same quarter of the 2004 by 4.3 percent, primarily due to increases in both net interest income (9.5 percent) and noninterest income (6.2 percent). Consumer Banking’s results also benefited from a reduction in the provision for credit losses (25.9 percent), while total noninterest expense, excluding the change in MSR valuations, was higher (2.6 percent) than the first quarter of 2004. Net interest income was higher year-over-year as a result of higher deposit spreads. Noninterest income improved in the first quarter of 2005 over the same period of 2004, primarily due to growth in deposit service charges (13.6 percent) and mortgage banking revenue (7.4 percent). Total noninterest expense, excluding the change in MSR valuation, in the first quarter of 2005 was slightly higher than the first quarter of 2004, primarily due to an increase in compensation and employee benefits (3.4 percent) and net shared services. A reduction in net charge-offs year-over-year drove the positive variance in the business line’s provision for credit losses.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

     The increase in Consumer Banking’s contribution in the first quarter of 2005 over the fourth quarter of 2004 was the net result of favorable variances in total noninterest expense (15.2 percent) and the provision for credit losses (8.0 percent), offset by an unfavorable variance in total net revenue (4.7 percent). A $54 million unfavorable change in securities gains (losses) was the primary driver of the decline in total net revenue. Net interest income was slightly lower quarter-over-quarter due to tighter credit spreads, partially offset by higher average loan balances and deposit spreads relative to the prior quarter. Noninterest income, excluding securities gains (losses), was lower than the prior quarter primarily due to other revenue. The favorable variance in total noninterest expense quarter-over-quarter was driven by the change in MSR valuation, lower net shared services expense and a reduction in other expense, primarily losses and loan-related expense. Offsetting these favorable variances in expense was an increase in compensation and employee benefits.

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund servicing through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody, and Fund Services, LLC. Private Client, Trust and Asset Management contributed $114 million of the Company’s net income earnings in the first quarter of 2005, 9.6 percent higher than the same period of 2004 and 11.8 percent higher than the fourth quarter of 2004. The increase in the business line’s contribution in the first quarter of 2005 over the first quarter of 2004 was the result of favorable variances in total net revenue (6.3 percent), partially offset by an increase in total noninterest expense (3.5 percent). Net interest income was favorably impacted year-over-year by strong deposit growth and deposit spreads, while noninterest income was essentially equal to the same quarter of 2004, as gains from equity market valuations were more than offset by lower fees, partially due to a change in the mix of fund balances and customers’ migration from paying for services with fees to paying with compensating balances. Total noninterest expense was slightly higher year-over-year due to a modest increase in compensation and employee benefits, net shared services expense and other expense. The increase in the business line’s contribution (11.8 percent) in the first quarter of 2005 over the fourth quarter of 2004 was primarily the result of higher total net revenue (2.9 percent) and lower total noninterest expense (4.3 percent). Net interest income and noninterest income rose quarter-over-quarter by 4.0 percent and 2.4 percent, respectively. The increase in net interest income was primarily driven by growth in average deposits and favorable

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

deposit spreads, while noninterest income increased due to equity market valuations and core account growth. Total noninterest expense was slightly lower in the first quarter due to net shared services expense and other expense, which reflected lower losses relative to the prior quarter. Partially offsetting these favorable variances was an increase quarter-over-quarter in incentive-based compensation and employee benefits.

     Payment Services includes consumer and business credit cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, and merchant processing. Payment Services contributed $164 million of the Company’s net income in the first quarter of 2005, a 7.9 percent increase over the same period of 2004, but a 9.4 percent decrease from the fourth quarter of 2004. The increase in Payment Services’ contribution in the first quarter of 2005 over the same period of 2004 was the result of higher total net revenue (11.1 percent) and a lower provision for credit losses (4.3 percent), partially offset by an increase in total noninterest expense (20.6 percent). The increase in total net revenue year-over-year was primarily due to growth in noninterest income (16.2 percent), partially offset by lower net interest income (3.4 percent), which primarily reflected higher corporate card balances and rebates. The increase in noninterest income was principally the result of growth in credit and debit card revenue (9.2 percent), corporate payment products revenue (12.6 percent), ATM processing services revenue (13.8 percent) and merchant processing services revenue (26.2 percent). All categories benefited from higher transaction volumes and some rate changes. The increase in merchant processing revenue also included approximately $26 million associated with the expansion of the Company’s merchant acquiring business in Europe. The growth in total noninterest expense year-over-year primarily reflected an increase in processing expense related to the business line’s revenue growth, including approximately $31 million associated with the European merchant acquiring business. The decrease in Payment Services’ contribution in the first quarter of 2005 from the fourth quarter of 2004 was primarily due to lower total net revenue (4.0 percent) and a slightly higher provision for credit losses (3.5 percent). Net interest income decreased 1.4 percent, while fee-based revenue declined by 4.8 percent due to seasonally lower retail credit card sales volumes and merchant processing fees.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of expenses associated

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

with business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back to the appropriate business unit, primarily based on customer transaction volume and account activities, deposit balances and employee levels and are identified as net shared services expense. Treasury and Corporate Support recorded net income of $118 million in the first quarter of 2005, compared with net income of $252 million in the first quarter of 2004 and $119 million in the fourth quarter of 2004. The decrease in net income in the current quarter from the first quarter of 2004 was largely due to lower total net revenue (42.3 percent) and the $90 million tax benefit realized by the Company in the first quarter of 2004. Partially offsetting these unfavorable variances was total noninterest expense, which was lower year-over-year by 48.1 percent. The unfavorable change in net interest income (47.7 percent) year-over-year reflected the Company’s asset/liability management decisions to invest in lower-yield floating-rate securities, higher-cost fixed funding and repositioning of the balance sheet for changes in the interest rate environment. Partially offsetting this negative variance was a favorable change in noninterest income in the first quarter of 2005 over the same quarter of 2004, primarily the result of other revenue related to income from equity investments. The decrease in total noninterest expense year-over-year was driven by a $35 million debt prepayment charge taken in the first quarter of 2004. Net income in the first quarter of 2005 was essentially equal to net income in the fourth quarter of 2004, the net result of unfavorable variances in net interest income (17.2 percent) and the provision for credit losses, offset by favorable variances in securities gains (losses) and total noninterest expense. Total net interest income declined quarter-over-quarter, primarily due to the continuing asset/liability management decisions of the Company, while noninterest income benefited quarter-over-quarter from equity investments. The decrease in total noninterest expense quarter-over-quarter primarily reflected the debt prepayment charge of $113 million taken in the fourth quarter of 2004. The unfavorable variance in the provision for credit losses was the result of the release of a portion of the allowance for credit losses in the fourth quarter of 2004.

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, April 19, 2005, AT 2:00 p.m. (CDT). To access the conference call, please dial 800-540-0559 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1508. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, April 19, 2005, and will run through Tuesday, April 26, 2005, at 11:00 p.m. (CDT). To access the recorded message dial 800-753-5207. If calling from outside the United States, please dial 402-220-2156. After April 26th, a recording of the call will continue to be available by webcast on the U.S. Bancorp web site at usbank.com.

     Minneapolis-based U.S. Bancorp (“USB”), with $198 billion in assets, is the 6th largest financial services holding company in the United States. The Company operates 2,377 banking offices and 4,654 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports First Quarter 2005 Results
April 19, 2005

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2005	2004

Interest Income
Loans	$1,911	$1,747
Loans held for sale	21	20
Investment securities	476	469
Other interest income	27	22

Total interest income	2,435	2,258
Interest Expense
Deposits	308	227
Short-term borrowings	112	50
Long-term debt	271	209

Total interest expense	691	486

Net interest income	1,744	1,772
Provision for credit losses	172	235

Net interest income after provision for credit losses	1,572	1,537
Noninterest Income
Credit and debit card revenue	154	142
Corporate payment products revenue	107	95
ATM processing services	47	42
Merchant processing services	178	141
Trust and investment management fees	247	249
Deposit service charges	210	185
Treasury management fees	107	118
Commercial products revenue	96	110
Mortgage banking revenue	102	94
Investment products fees and commissions	39	39
Securities losses, net	(59)	—
Other	154	103

Total noninterest income	1,382	1,318
Noninterest Expense
Compensation	567	536
Employee benefits	116	100
Net occupancy and equipment	154	156
Professional services	36	32
Marketing and business development	43	35
Technology and communications	106	102
Postage, printing and supplies	63	62
Other intangibles	71	226
Debt prepayment	—	35
Other	175	171

Total noninterest expense	1,331	1,455

Income before income taxes	1,623	1,400
Applicable income taxes	552	392

Net income	$1,071	$1,008

Earnings per share	$.58	$.53
Diluted earnings per share	$.57	$.52
Dividends declared per share	$.30	$.24
Average common shares outstanding	1,852	1,915
Average diluted common shares outstanding	1,880	1,941

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2005	2004	2004

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$5,881	$6,336	$7,177
Investment securities
Held-to-maturity	121	127	137
Available-for-sale	42,982	41,354	45,268
Loans held for sale	1,635	1,439	1,644
Loans
Commercial	41,540	40,173	39,006
Commercial real estate	27,363	27,585	27,215
Residential mortgages	16,572	15,367	13,717
Retail	43,430	43,190	39,945

Total loans	128,905	126,315	119,883
Less allowance for loan losses	(2,082)	(2,080)	(2,186)

Net loans	126,823	124,235	117,697
Premises and equipment	1,877	1,890	1,924
Customers’ liability on acceptances	91	95	148
Goodwill	6,277	6,241	6,095
Other intangible assets	2,533	2,387	2,025
Other assets	10,246	11,000	10,030

Total assets	$198,466	$195,104	$192,145

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$28,880	$30,756	$31,086
Interest-bearing	71,751	71,936	74,262
Time deposits greater than $100,000	19,087	18,049	13,616

Total deposits	119,718	120,741	118,964
Short-term borrowings	14,273	13,084	13,431
Long-term debt	38,071	34,739	33,568
Acceptances outstanding	91	95	148
Other liabilities	7,105	6,906	6,582

Total liabilities	179,258	175,565	172,693
Shareholders’ equity
Common stock	20	20	20
Capital surplus	5,889	5,902	5,832
Retained earnings	17,276	16,758	15,059
Less treasury stock	(3,590)	(3,125)	(1,853)
Other comprehensive income	(387)	(16)	394

Total shareholders’ equity	19,208	19,539	19,452

Total liabilities and shareholders’ equity	$198,466	$195,104	$192,145